Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 26, 2014, with respect to the consolidated financial statements and schedule of American Realty Capital Healthcare Trust, Inc. and subsidiaries, included in this Current Report on Form 8-K of Ventas, Inc. We hereby consent to the incorporation by reference of said report in the Registration Statements of Ventas, Inc. on Forms S-3 (File No. 333-180521, File No.333-178185, File No. 333-173434) and Forms S-8 (File No. 333-183121, File No. 333-61552, File No. 333-97251, File No. 333-107951, File No. 333-118944, File No. 333-126639, File No. 333-136175, File No. 333-173434).
/s/ GRANT THORNTON LLP

New York, New York
September 15, 2014